Exhibit 99.1

VOC Energy Trust

VOC Energy Trust Announces Trust Quarterly Distribution

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, April 20, 2017 — VOC Energy Trust (NYSE Symbol — VOC) announced the Trust distribution of net profits for the first quarterly payment period ended March 31, 2017.

Unitholders of record on May 1, 2017 will receive a distribution amounting to $3,570,000 or $0.21 per unit, payable May 12, 2017.

Volumes, average sales prices and net profits for the payment period were:

Sales volumes:
Oil (Bbl)	138,781
Natural gas (Mcf)	87,968
Total (BOE)	153,442
Average sales prices:
Oil (per Bbl)	$48.75
Natural gas (per Mcf)	$2.89
Gross proceeds:
Oil sales	$6,765,748
Natural gas sales	254,299
Lawsuit settlement	1,209,412
Total gross proceeds	$8,229,459
Costs:
Lease operating expenses	$2,928,656
Production and property taxes	172,166
Development expenses	366,035
Total costs	$3,466,857
Net proceeds	$4,762,602
Percentage applicable to Trust’s Net Profits Interest	80%
Net profits interest	$3,810,082
Increase in cash reserve held by VOC Brazos Energy Partners, L.P.	(0)
Total cash proceeds available for the Trust	$3,810,082
Provision for estimated Trust expenses	(240,082)
Net cash proceeds available for distribution	$3,570,000

Please note that the Trust distribution of net profits for the first quarterly payment period ended March 31, 2017 includes proceeds of $1,209,412 , which VOC Brazos Partners, L.P. (“VOC Brazos”) received in connection with the settlement of a lawsuit arising from an unaffiliated operator having drilled and completed a well across land partly owned by VOC Brazos without observing VOC Brazos’ legal ownership in such well. In connection with the settlement, VOC Brazos received a working interest in the well and the settlement proceeds. The following table includes the well’s volumes, average sales prices and net profits for the period from January 2015 through the quarter ended March 31, 2017. The extended period of time reflected in the table below is due to the time it took for the settlement to be finally approved by the court and the parties to the lawsuit. As a result, VOC Brazos was not able to distribute the settlement proceeds and net proceeds received from its net profits interest in such well until the quarter ended March 31, 2017.

Sales volumes:
Oil (Bbl)	5,864
Natural gas (Mcf)	6,420
Total (BOE)	6,934
Average sales prices:
Oil (per Bbl)	$43.75
Natural gas (per Mcf)	$1.43
Gross proceeds:
Oil sales	$256,555
Natural gas sales	9,168
Total gross proceeds	$265,723
Costs:
Lease operating expenses	$43,369
Production and property taxes	16,984
Development expenses	0
Total costs	$60,353
Net proceeds(1)	$205,370

(1)         Represents net proceeds to VOC Brazos and not cash proceeds available to the Trust.

This press release contains forward-looking statements. Although VOC Brazos has advised the Trust that VOC Brazos believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended March 31, 2017.  Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701